Exhibit 99.1

Hawaiian Holdings Inc.

Investor Update

Issue Date: September 12, 2011

Hawaiian Holdings Inc. (the Company), parent of Hawaiian Airlines Inc. (Hawaiian) issued the following Investor Update.

Third Quarter Outlook

The Company has revised its expectations with respect to certain financial and operational metrics relative to those shared during its Second Quarter Earnings Release Conference call on July 26, 2011 (“Earnings Call”).  Specifically, the Company now anticipates a higher rate of growth in passenger revenue per available seat mile (ASM) and operating revenue per ASM for the quarter ended September 30, 2011 compared to the quarter ended September 30, 2010. The table below summarizes the Company’s revised expectations for the quarter ending September 30, 2011, expressed as expected change compared to the results for the quarter ended September 30, 2010 (the results for which are presented for reference).

Item	Third Quarter 2010	Prior Guidance	Revised Guidance
Cost Per ASM Excluding Fuel (cents)	8.36	Down 0.5% to up 2.5%	Down 0.5% to up 2.5%
Passenger Revenue Per ASM (cents)	11.39	Up 6.5% to up 9.5%	Up 12.5% to up 15.5%
Operating Revenue Per ASM (cents)	12.89	Up 2 to 3 percentage points less than Passenger Revenue Per ASM growth	Up 9.5% to up 12.5%
ASMs (millions)	2,730.0	Up 15.0% to up 17.0%	Up 15.0% to up 17.0%

The improvement in the Company’s passenger and operating revenue per ASM expectation is attributable to higher expected yield (passenger revenue per revenue passenger mile) throughout its network during the peak summer travel season, with particular strength observed on routes between Japan and Hawaii.

Second Quarter Fuel Expense

For the quarter ending September 30, 2011, Hawaiian expects its average GAAP fuel cost per gallon to be between $3.16 and $3.21.  GAAP fuel costs reflect Hawaiian’s operating expenses for jet fuel purchases, including taxes, duties and delivery, but excludes the impact of Hawaiian’s fuel hedging program.  Hawaiian continues to expect its fuel consumption to increase by 14% to 16% year-over-year in the quarter as a result of its increases in capacity.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  The Company defines economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the quarter ending September 30, 2011, Hawaiian expects its economic fuel cost per gallon to be 5 to 7 cents higher than its GAAP fuel cost per gallon.

The Company’s fuel derivative contracts were not designated as hedges under ASC Topic 815, “Derivatives and hedging” (ASC 815) for hedge accounting treatment.  As a result, any changes in fair value of these derivative instruments are adjusted through other nonoperating (income) expense in the period of change.  As a result of changes in fuel prices between June 30, 2011 and August 31, 2011, the Company recorded nonoperating expense of $3.5 million related to its fuel derivative contracts during the first two months of the third quarter 2011.  The ultimate recognition of nonoperating income or expenses relating to the Company’s fuel derivative contracts for the quarter ending September 30, 2011 will be affected by changes in the price of fuel through the remainder of the period.

Safe Harbor Statement

This investor update contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance, including but not limited to statements regarding expected passenger revenue per available seat mile, operating revenue per available seat mile, cost per available seat mile excluding fuel, available seat miles (capacity), fuel consumption, average GAAP fuel cost per gallon and economic fuel cost per gallon.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the Company’s actual results for the quarter ended September 30, 2011 to be materially different from any expected results, expressed or implied, in these forward-looking statements.  These risks and uncertainties include, without limitation, economic volatility; the price and availability of aviation fuel; competition in the transpacific, interisland and South Pacific/Australia/Asia markets; reduced demand for transportation in the markets in which the Company operates; the Company’s dependence on tourist travel; and the Company’s ability to implement its growth strategy and related cost reduction goals.  The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.  Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent filings with the Securities and Exchange Commission.